SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 29, 2006

TITAN GLOBAL HOLDINGS, INC.
(Exact Name of Registrant as Specified in its Charter)

Utah	000-32847	87-0433444
(State of Incorporation)	(Commission File Number)	(IRS Employer ID)

44358 Old Warm Springs Boulevard
Fremont, California 94538
(Address of principle executive offices)

(510) 824-1200
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Copies to:
Gregory Sichenzia, Esq.
Thomas Rose, Esq.
Sichenzia Ross Friedman Ference LLP
1065 Avenue of the Americas
New York, New York 10018
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Item 3.02 Unregistered Sales of Equity Securities.

On December 29, 2006, Oblio Telecom, Inc. (“Oblio”), a wholly owned subsidiary of Titan Global Holdings, Inc. (the “Company”), amended certain terms of the promissory notes previously issued to the former owner of Oblio, F&L LLP. F&L LLP is due an aggregate of $4,822,850 under the notes (the “Notes”). Pursuant to the amendment, F&L agreed to extend the maturity date of the Notes to March 31, 2009, and increase the interest rate to 5% per annum. Oblio will make monthly payment of $178,930, commencing January 31, 2007. In connection with the amendment, the Company agreed to issue 250,000 shares of common stock to F&L LLP. In addition, the Company agreed to guaranty the payment to be made by Oblio.

F&L LLP also agreed to amend the terms of the series A preferred stock originally issued to F&L LLP. The provisions related to potential additional value of the preferred shares as a result of attainment of certain financial goals were eliminated and the stated value of the preferred stock was reduced from $9,000,000 to $4,500,000.

 Item 9.01 Financial Statements and Exhibits

Exhibit Number	Description

10.1	Amendment Agreement between Titan Global Holdings, Inc., Oblio Telecom, Inc. and F&L LLP, dated as of December 29, 2006

10.2	Guaranty by Titan General Holdings, Inc. in favor of F&L LLP, dated as of December 29, 2006

SIGNATURE

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the Undersigned, thereunto duly authorized.

TITAN GLOBAL HOLDINGS, INC. By: BRYAN CHANCE Bryan Chance Chief Executive Officer

Date: January 8, 2007